*****************20/20 Focus ***************************
Supplemental Proxy Information (Unaudited)

Meetings of the Fund's shareholders were held on July 17, 2003 and August 21, 2003. The meetings were held for the following purposes:

(1) To approve the election of ten (10) trustees to the Board of Trustees, as follows:

o David E.A. Carson
o Robert E. La Blanc
o Robert F. Gunia
o Douglas H. McCorkindale
o Stephen P. Munn
o Richard A. Redeker
o Judy A. Rice
o Robin B. Smith
o Stephen Stoneburn
o Clay T. Whitehead

(2) To approve amendments to the Charter.

The results of the proxy solicitation on the preceding matters were:


	Matter	Votes For  Votes Against  Votes Withheld  Abstentions

(1)?	David E.A. Carson	48,195,937	--	662,832	--
	Robert E. La Blanc	48,202,640	--	656,129	--
	Robert F. Gunia		48,227,536	--	631,233	--
	Douglas H. McCorkindale	48,224,588	--	634,181	--
	Stephen P. Munn		48,224,688	--	634,081	--
	Richard A. Redeker	48,230,758	--	628,011	--
	Judy A. Rice		48,227,527	--	631,242	--
	Robin B. Smith		48,216,600	--	642,169	--
	Stephen Stoneburn	48,219,317	--	639,452	--
	Clay T. Whitehead	48,222,763	--	636,006	--

(2)*	Charter Amendments	17,262,619	868,951	--	676,904

?Approved at the July 17, 2003 meeting.
*Approved at the August 21, 2003 meeting.